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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger (the "Agreement") is made as of February 20, 1997, by and among Nematron Corporation, a Michigan corporation ("Nematron"), NemaSoft, Inc., a Michigan corporation ("NemaSoft"), Intec Controls Corp., a Massachusetts corporation ("Intec"), and Thomas W. Kraus and Robert O. Mick (collectively, the "Shareholders"). Nematron, NemaSoft, Intec and the Shareholders may be referred to individually as a "Party" or collectively as the "Parties".

                              W I T N E S S E T H

          WHEREAS, NemaSoft, a wholly owned subsidiary of Nematron, Intec and Nematron desire that Intec merge with and into NemaSoft (the "Merger"), with NemaSoft being the surviving corporation of the Merger;

          WHEREAS, Shareholders own, in the aggregate, 50.5% of the outstanding shares of Intec Common Stock; and

          WHEREAS, the Merger is intended to constitute a reorganization as described in Section 368(a) of the Code.

          NOW, THEREFORE, subject to the terms and conditions of this Agreement and the Certificate of Merger and Articles of Merger to be filed in the State of Michigan and The Commonwealth of Massachusetts, respectively, in order to effectuate the Merger, and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms will have the following meanings:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Articles of Merger" means the Articles of Merger to be filed with the Secretary of State of The Commonwealth of Massachusetts setting forth the terms of the Merger.

     "Certificate" has the meaning set forth in Section 3.1(a).

     "Certificate of Merger" means the Certificate of Merger to be filed with the Michigan Department of Consumer and Industry Services setting forth the terms of the Merger.



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     "Closing" has the meaning set forth in Section 8.1.

     "Closing Date" has the meaning set forth in Section 8.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Constituent Corporations" has the meaning set forth in Section 2.1(b).

     "Dissenters' Shares" has the meaning set forth in Section 3.1(f).

     "Effective Time" has the meaning set forth in Section 2.2(a).

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, including medical, dental, disability and other welfare benefits plan, and material fringe benefit plan or program, (e) employee, severance and termination agreements and arrangements, and (f) all plans, programs and arrangements with respect to stock options, restricted stock, phantom stock and other stock-based or stock-related compensation.

     "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) ERISA.

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

     "Employment and Noncompetition Agreements" means the employment and noncompetition agreements between Nematron and each of Thomas Kraus and Robert Mick in the form attached hereto as Exhibit 8.2(a)(v).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.



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     "ERISA" means the Employee Retirement Income Security Act of 1974
(including any amendments thereof, and the regulations and published interpretations thereunder).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" has the meaning set forth in Section 4.1(f).

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "Intec" has the meaning set forth in the Preamble to this Agreement.

     "Intec Common Stock" means the common stock, $.01 par value, of Intec.

     "Intec Preferred Stock" means the preferred stock, no par value, of Intec.

     "Intec Share" means any share of Intec Common Stock or Intec Preferred
Stock.

     "Intec Subsidiaries" has the meaning set forth in Section 4.1(b)(ii).

     "Intellectual Property Rights" means all of the right, title and interest of Intec and the Intec Subsidiaries in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Investment Representation Letter" means a letter in the form attached as
Exhibit 8.2(b)(ix).

     "January 1997 Balance Sheet" has the meaning set forth in Section 4.1(h).

     "Knowledge" means actual knowledge after reasonable investigation.


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     "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MABCL" means the Massachusetts Business Corporation Law.

     "MBCA" means the Michigan Business Corporation Act, Act 284 of the Public Acts of 1972 of the State of Michigan, as amended, being Sections 450.1101 through 450.2098 of the Michigan Compiled Laws.

     "Merger" has the meaning set forth in the first recital to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 3.1(a).

     "Most Recent Financial Statements" has the meaning set forth in Section 4.1(f).

     "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

     "NemaSoft" has the meaning set forth in the preamble to this Agreement.

     "NemaSoft Shares" means any share of NemaSoft Common Stock.

     "Nematron" has the meaning set forth in the preamble to this Agreement.

     "Nematron Common Stock" means the common stock, no par value, of Nematron.

     "Nematron Share" means any share of Nematron Common Stock.

     "Nematron Warrant" means a warrant in the form of Exhibit 3.1(a).

     "Ordinary Course of Business" means the ordinary course of business consistent with current and past custom and practice (including with respect to quantity and frequency).

     "Party" and "Parties" have the meaning set forth in the preamble of this Agreement.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Registration Rights Agreement" means an agreement among Nematron and the recipients of the Merger Consideration in the form attached as Exhibit 8.2(a)(vi).



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     "Related Agreements" means any agreements being delivered in connection with or ancillary to this Agreement.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Shareholders" has the meaning set forth in the preamble to this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.1(a).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


2.   MERGER.

     2.1  The Merger.

          (a) Subject to the terms and conditions of this Agreement, the Certificate of Merger and Articles of Merger, the MBCA and the MABCL, at the Effective Time (as defined in Section 2.2(a) below) (i) Intec will be merged with and into NemaSoft and (ii) the separate existence of Intec will cease and NemaSoft will continue as the "Surviving Corporation".

          (b) At the Effective Time (i) the Surviving Corporation will continue its corporate existence under the laws of the State of Michigan and will possess all of the rights, privileges, immunities, powers, franchises and purposes of Intec and NemaSoft immediately prior to the Merger (Intec and NemaSoft will be referred to in this Agreement as the "Constituent Corporations"), (ii) all property of the Constituent Corporations will be the property of the Surviving Corporation and (iii) the Surviving Corporation will, by operation of law, assume all of the liabilities and obligations of the Constituent Corporations.


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          (c) The Amended and Restated Articles of Incorporation of NemaSoft in
effect at and as of the Effective Time will remain the Amended and Restated Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger. The Amended and Restated Bylaws of NemaSoft will remain the Amended and Restated Bylaws of the Surviving Corporation.

          (d) The existing directors and officers of NemaSoft in office immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified.

     2.2  Effectiveness of the Merger.

          (a) The Certificate of Merger will be filed with the Michigan Department of Consumer and Industry Services and the Articles of Merger will be filed with the Secretary of State of The Commonwealth of Massachusetts on the day of the Closing or as soon thereafter as is practicable. The Merger will become effective at the time at which the Certificate of Merger and the Articles of Merger are so filed (the "Effective Time").

          (b) If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any further deeds, assignments or other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason or as a result of, the Merger, the Constituent Corporations and the officers and directors, on behalf of the Constituent Corporations, to the extent permitted by law, will execute and deliver all such deeds and assignments and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such actions.


3.   MERGER CONSIDERATION.

     3.1 Merger Consideration and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Each Intec Share issued and outstanding at the Effective Time, other than Dissenters' Shares (as defined in Section 3.1(f)), shall be converted into the right to receive shares of Nematron Common Stock (the "Merger Shares"), the number of which shall be determined as provided below, and a number of Nematron Warrants determined by dividing 125,000 by the number of Intec Shares issued and outstanding at the Effective Time, all in accordance with Section 3.1(d) hereof ("Merger Consideration"), shall cease to be outstanding,


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shall automatically be canceled and retired and shall cease to exist; and each holder of a stock certificate (a "Certificate") formerly representing Intec Shares shall cease to have any rights with respect thereto except the right to receive, without interest, the Merger Consideration upon the surrender of such Certificate in accordance with Section 3.1(d). The number of "Merger Shares" shall be determined as follows:

               (i) If the Average Share Price (as defined below) is not less than $7.25 and not greater than $9.75, then the number of Merger Shares shall be determined by dividing 500,000 by the total number of Intec Shares outstanding at the Effective Time.

               (ii) If the Average Share Price is less than $7.25 or greater than $9.75, then the number of Merger Shares shall be determined by dividing the Applicable Aggregate Merger Share Amount (as defined below) by the total number of Intec Shares outstanding at the Effective Time.

                    (A) If the Average Share Price is less than $7.25, the "Applicable Aggregate Merger Share Amount" shall be determined by dividing 3,625,000 by the Average Share Price; provided, that such amount shall not exceed 600,000.

                    (B) If the Average Share Price is greater than $9.75, the "Applicable Aggregate Merger Share Amount" shall be determined by dividing 4,875,000 by the Average Share Price; provided, that such amount shall not be less than 400,000.

The "Average Share Price" shall mean the average of the last reported sale prices per share of Nematron Common Stock as reported by the Nasdaq National Market for each of the days on which Nematron Shares are traded on the Nasdaq National Market during the 60 calendar day period beginning on the date hereof.

The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or similar recapitalization that Nematron shall declare or pay that occurs prior to the Effective Time.

          (b) Each Intec Share issued and held by Intec or any Intec Subsidiary immediately prior to the Effective Time shall cease to be outstanding, shall automatically be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) The shares of NemaSoft Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. Outstanding certificates representing NemaSoft Shares will continue to represent the number of shares of common stock of the Surviving Corporation into which they have been converted, and need not be exchanged for new certificates of the Surviving Corporation by any holders thereof.


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          (d) Following the Effective Time, each holder of a Certificate or
Certificates surrendering such Certificate or Certificates to Nematron shall be entitled to receive in exchange therefor the Merger Consideration. Nematron shall mark all Certificates delivered pursuant to this Section as cancelled. If a Certificate is lost or destroyed, the registered owner thereof shall be entitled to receive the Merger Consideration to which such registered owner would otherwise be entitled on the surrender of such Certificate by presenting an affidavit to Nematron attesting to the loss or destruction of such Certificate. Nematron may require such registered owner, as a condition precedent to receiving the Merger Consideration, to furnish Nematron with a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as Nematron may direct or approve.

          (e) Nematron Common Stock issued to shareholders of Intec in the Merger will bear the following legend:

          THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT
          AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE
          SAME ARE REGISTERED UNDER THE SECURITIES ACT
          OF 1933, AS AMENDED (THE "ACT"), AND
          APPLICABLE STATE SECURITIES LAWS OR THE
          COMPANY RECEIVES AN OPINION OF COUNSEL THAT
          REGISTRATION UNDER THE ACT AND SUCH LAWS IS
          NOT REQUIRED FOR SALE OR TRANSFER.  TRANSFER
          OF THESE SECURITIES IS ALSO SUBJECT TO A
          LETTER AGREEMENT DATED            , 1997, A
          COPY OF WHICH IS ON FILE AT THE REGISTERED
          OFFICE OF NEMATRON CORPORATION.

          (f) Notwithstanding anything in this Agreement to the contrary, the Intec Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who do not vote in favor of the approval and adoption of this Agreement and who comply with all of the relevant provisions of Sections 85 through 97 of the MABCL (the "Dissenters' Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. Dissenters' Shares shall, from and after the Effective Time, no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of Dissenters' Shares shall thereafter cease to have any rights with respect to such Shares except the right, if any, to receive payment pursuant to Sections 85 through 97 of the MABCL. If any holder of Intec Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Intec Shares held thereby shall thereupon be treated as though converted into the Merger Consideration pursuant to Section 3.1(a), such shares shall be deemed not to be Dissenters' Shares


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and the holder of such shares shall execute and deliver an Investment
Representation Letter to Nematron. Any Merger Consideration otherwise to have been paid to holders of Dissenters' Shares shall be retained by Nematron and NemaSoft.

          (g) No transfers of the Intec Shares shall be made on the stock transfer books of Intec at or after the Effective Time.


4.   REPRESENTATIONS AND WARRANTIES.

     4.1 Representations and Warranties of Intec and the Shareholders. Intec and each of the Shareholders, jointly and severally, represents and warrants to Nematron and NemaSoft as follows:

          (a) Authorization of Transaction. Intec has full corporate power and authority to execute and deliver this Agreement and each Related Agreement being executed and delivered by Intec and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. This Agreement and each Related Agreement to which Intec is a party constitutes the valid and legally binding obligation of Intec enforceable in accordance with its terms and conditions. Except for the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and as set forth on Schedule 4.1(a), Intec is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (b) Organization, Qualification, and Corporate Power. (i) Intec is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. Intec is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such authorization or qualification are required, except where the failure to do so would not have a material adverse effect on the conduct of Intec's business. Such jurisdictions are listed on Schedule 4.1(b)(i). Intec has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1(b)(i) lists the directors and officers of Intec. Intec has delivered to Nematron correct and complete copies of the Articles of Organization and Bylaws of Intec (as amended to date). Intec is not in violation of any provision of its Articles of Organization or Bylaws.

               (ii) Schedule 4.1(b)(ii) sets forth the name and jurisdiction of incorporation of each corporation or other entity in which Intec directly or indirectly owns a 50% or greater interest in the outstanding voting securities thereof (the "Intec Subsidiaries"). Intec owns all of the issued and outstanding securities of each Intec Subsidiary free and clear of all liens, charges, encumbrances and other rights of third parties, and all such securities have been


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duly and validly issued and are fully paid and non-assessable.  Each Intec
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state or jurisdiction of incorporation, each has the corporate power to own or lease its properties and to carry on its business as presently conducted, and each is duly authorized to do business as a foreign corporation and is in good standing in all jurisdictions in which such authorization or qualification are required. Such jurisdictions are listed in Schedule 4.1(b)(ii). Intec has delivered to Nematron correct and complete copies of the Charter and Bylaws of each of the Intec Subsidiaries (as amended to date). None of the Intec Subsidiaries is in violation of any provision of its Charter or Bylaws.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Intec or an Intec Subsidiary is subject or any provision of the Articles of Organization or Bylaws of Intec or an Intec Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Intec or an Intec Subsidiary is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon any of Intec's or an Intec Subsidiary's assets.

          (d) Capitalization. The entire authorized capital stock of Intec consists of 1,300,000 shares of Intec Common Stock, $.01 par value, of which 1,143,600 shares are issued and outstanding, and 50,000 shares of Intec Preferred Stock, 11,000 of which shares are issued and outstanding. Each of the holders of Intec Shares owns the Intec Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws). All of the issued and outstanding Intec Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders and in the amounts listed in Schedule 4.1(d) to this Agreement. Neither Intec nor any Intec Subsidiary has any outstanding subscriptions, warrants, options or other agreements or commitments obligating it to issue any additional shares other than as listed and described on Schedule 4.1(d). Intec holds in treasury none of its own authorized shares.

          (e) Equity Interests. Except for Intec's equity interest in the Intec Subsidiaries, neither Intec nor any Intec Subsidiary controls, directly or indirectly, or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

          (f) Financial Statements. Intec has previously delivered to Nematron the following financial statements (collectively the "Financial Statements"):
(i) audited consolidated balance sheets and the related consolidated statements of operations and retained earnings and cash flows, and schedules of general and administrative expenses as of and for the fiscal years ended October 31, 1995 and 1996 for Intec and the Intec Subsidiaries, and (ii) an unaudited consolidated balance sheet as of January 31, 1997 and consolidated statements of operations and


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cash flows for the months of November and December 1996 and January 1997
(such unaudited balance sheet and statements of operations and cash flows are the "Most Recent Financial Statements") for Intec prepared on a basis consistent with the preparation of such October 31, 1995 and 1996 audited statements. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and present fairly the financial condition of Intec and the Intec Subsidiaries as of such dates and the results of operations and cash flows of Intec and the Intec Subsidiaries for such periods. The Financial Statements (including the notes thereto) are correct and complete and are consistent with the books and records of Intec and the Intec Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          (g) Subsequent Events. Except as set forth in Schedule 4.1(g), since October 31, 1996, neither Intec nor any Intec Subsidiary has:

               (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; otherwise amended its Articles of Organization or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

               (ii) to the best of its Knowledge, incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business or in connection with the execution and performance of this Agreement; issued any notes or other corporate debt securities; or waived any of its rights;

               (iii) mortgaged, pledged or subjected to any lien any asset; or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

               (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

               (v) entered into any material transaction other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby;

               (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance) which has had or is reasonably likely to have a material adverse effect on the business, financial condition or prospects of Intec and the Intec


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Subsidiaries, taken as a whole; or

               (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of Intec and the Intec Subsidiaries, taken as a whole.

          (h) Undisclosed Liabilities. Neither Intec nor any Intec Subsidiary has any Liability, except for (i) Liabilities set forth on the consolidated balance sheet of Intec and the Intec Subsidiaries as of January 31, 1997 (the "January 1997 Balance Sheet") and (ii) Liabilities which have arisen after January 31, 1997 in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the charter or bylaws of Intec or any Intec Subsidiary providing for indemnification of directors, officers or employees).

          (i)  Legal Compliance; Licenses and Authorizations.

               (i) Intec and the Intec Subsidiaries have complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and, to the best of their knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

               (ii) To the best of their Knowledge, Intec and the Intec Subsidiaries hold all material licenses and other permits and authorizations necessary for the operation of the business of Intec and the Intec Subsidiaries as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired license terms, unimpaired by any acts or omissions of Intec or the Intec Subsidiaries. There is not now pending or threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

          (j) Tax Returns and Taxes. Intec and the Intec Subsidiaries have (i) filed all federal, state, local and other Tax returns and reports which are required to be filed; and (ii) paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns. Neither Intec nor any Intec Subsidiary has received any notice of assessment of additional Taxes or has executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. There are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of Intec, threatened against Intec or any Intec Subsidiary. Each of Intec and the Intec Subsidiaries is current in the payment of all withholding and other employee taxes which are due and payable. There are no Tax liens on any of the assets or properties of Intec or the Intec Subsidiaries. The accruals for Taxes contained in the January 1997 Balance Sheet are adequate to cover all liabilities for Taxes of Intec and the Intec Subsidiaries for all periods ending on or before the date of such statement. All Taxes for periods beginning after the date of such statement up to the Closing have been paid or are adequately reserved against on the books of Intec and the Intec Subsidiaries. Neither Intec nor any Intec Subsidiary has been audited by the Internal Revenue Service since the fiscal 1992 tax return, has received any notice of an audit or has been threatened with an audit.

          (k) Real Property. Neither Intec nor any Intec Subsidiary owns, or has the obligation to purchase, any real property. Neither Intec nor any Intec Subsidiary is a party to any lease of real property other than as set forth on
Schedule 4.1(k). Neither Intec nor any Intec Subsidiary is under any obligation to become a party to any lease of real property.

          (l) Intellectual Property. Set forth on Schedule 4.1(l) is a correct and complete list of: (i) all domestic and foreign (A) patents and registered trademarks, tradenames and service marks held, owned or used by Intec or any Intec Subsidiary, and (B) patent, trademark, tradename and service mark applications filed in connection with the business of Intec and the Intec Subsidiaries ((A) and (B) collectively referred to herein as the "Issued Rights and Applications"), (ii) all license and other agreements allowing Intec to use intellectual property rights of third parties in the United States or foreign countries entered into by Intec or affecting the business of Intec and the Intec Subsidiaries (the "License Agreements"), and (iii) all other Intellectual Property Rights which are material to the conduct of the business of Intec and the Intec Subsidiaries. Except as set forth on Schedule 4.1(l), (x) no other Intellectual Property Rights are required or necessary for Intec and the Intec Subsidiaries to conduct their business in the normal course in accordance with past practice, (y) Intec and the Intec Subsidiaries have and own all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) free and clear of any claims, liens, licenses or encumbrances and (z) no person or entity has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. Intec and the Intec Subsidiaries have taken all appropriate actions and made all applications and filings pursuant to applicable federal and state law to perfect, protect and maintain their interests in the Issued Rights and Applications. Neither Intec nor any Intec Subsidiary has any Knowledge of or has received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and neither Intec nor any Intec Subsidiary has taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights. There have been no claims and, to the best of Intec's Knowledge, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights. The manufacture, sale or use of any products now or heretofore manufactured or sold by Intec or an Intec Subsidiary did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others.
Each of the License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any License Agreement.

          (m) Tangible Assets. Intec and the Intec Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of their business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.1(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

          (n) Contracts. Except as set forth on Schedule 4.1(n), neither Intec nor any Intec Subsidiary is a party to any outstanding:

               (i) written contract (or collective bargaining agreement) with any labor union or representative of employees;

               (ii) written or oral commitment, contract, or agreement involving an obligation or liability on the part of Intec or any Intec Subsidiary of more than $10,000 (excluding orders for the purchase of standard products from Intec accepted in the Ordinary Course of Business and providing for prevailing prices and customary conditions of sale);

               (iii) written or oral lease of real property or personal property;

               (iv) written or oral agreement, contract or commitment containing any covenant limiting the freedom of Intec or any Intec Subsidiary to engage in any line of business or compete with any person or entity;

               (v) written or oral employment, consulting, sales representative, agency or distributor agreement that is not cancelable by Intec or an Intec Subsidiary pursuant to its stated terms on notice of not longer than three months and without liability, penalty or premium;

               (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

               (vii) written or oral agreement or contract relating to any indebtedness or the mortgaging, pledging or the placing of a lien on any of the properties or assets of Intec or an Intec Subsidiary which is not reflected in the Financial Statements;

               (viii) guaranty of any obligation;

               (ix)   loans to or from officers, directors or affiliates;

               (x) any agreement with any shareholder of Intec or any of its affiliates; or

               (xi) any other written or oral agreement which is material to the operations or business prospects of Intec and the Intec Subsidiaries, taken as a whole.

Intec has delivered to Nematron a correct and complete copy of each written agreement listed in Schedule 4.1(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.1(n). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and the Related Agreements; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. Except as set forth in Schedule 4.1(n), no contract or agreement described in Schedule 4.1(n) requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (o) Notes and Accounts Receivable. To the best of Intec's Knowledge, all notes and accounts receivable of Intec and the Intec Subsidiaries are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the January 1997 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Intec.

          (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Intec or any Intec Subsidiary.

          (q) Insurance. Set forth on Schedule 4.1(q) is a complete and correct list of all policies of insurance of Intec or any Intec Subsidiary, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

          (r) Litigation. Neither Intec nor any Intec Subsidiary is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of Intec, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director, officer, or employee of Intec or an Intec Subsidiary has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Intec.

          (s) Employees. No employee has notified Intec or an Intec Subsidiary of any plans to terminate employment with Intec or an Intec Subsidiary. Neither Intec nor any Intec Subsidiary is or has been a party to or bound by any labor or collective bargaining agreement.

          (t)  Employee Benefits.

               (i) Schedule 4.1(t) to this Agreement lists each Employee Benefit Plan that Intec or an Intec Subsidiary maintains or to which it contributes.

                    (A) To the best of Intec's Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                    (B) To the best of Intec's Knowledge, all applicable disclosure and filing requirements have been timely satisfied with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (C) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) With respect to each such Employee Benefit Plan, Intec has delivered to Nematron correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

               (ii) Neither Intec nor any Intec Subsidiary contributes to, has ever contributed to, or has ever been required to contribute to any Multiemployer Plan, and has no Liability (including withdrawal Liability) under any Multiemployer Plan.

               (iii) Neither Intec nor any Intec Subsidiary maintains, has ever maintained, contributes, has ever contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

               (iv) There is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of Intec, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

               (v) Except as disclosed in Schedule 4.1(t), with respect to each Employee Pension Benefit Plan:

                    (A) each such plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Nematron) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                    (B) to the best of Intec's Knowledge, no event has occurred and no condition exists relating to any such plan that would subject Intec, any Intec Subsidiary, Nematron or NemaSoft to any tax under Code Sections 4972 or 4979, or to any Liability under ERISA Section 502; and

                    (C) neither any such plan nor any other person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code
Section 4975) with respect to such Plan, for which no individual or class exemption exists.

          (u)  Inventories.

               (i) All inventory of Intec and the Intec Subsidiaries, including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the January 1997 Balance Sheet: (A) was acquired and has been maintained in the Ordinary Course of Business; (B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off.
(ii) Neither Intec nor any Intec Subsidiary is under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the January 1997 Balance Sheet and on Intec's records and books of account at the lower of cost (determined on a first in, first out basis) or market value on a basis consistent with that reflected in the Financial Statements. (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value. (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the January 1997 Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

          (v) Insider Interests. Except as set forth on Schedule 4.1(v), (i) no officer or director of Intec or an Intec Subsidiary, nor any shareholder of Intec, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Intec or the Intec Subsidiaries, and (ii) no such person has any business relationship with Intec or an Intec Subsidiary, except as an officer, employee, director or shareholder thereof.

          (w) Payments. Neither Intec nor the Intec Subsidiaries has directly or indirectly, nor has any agent, representative or employee of any of them, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of Intec or the Intec Subsidiaries and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. Neither Intec nor the Intec Subsidiaries have participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and Intec and the Intec Subsidiaries have at all times done business in an open and ethical manner.

          (x) Brokers' Fees. Neither Intec nor any Intec Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to Heinemann & Co., Inc. under a Letter of Agreement dated February 2, 1995.

          4.2 Representations and Warranties of Nematron and NemaSoft. Nematron represents on behalf of itself and NemaSoft as follows:

          (a) Authorization of Transaction. Nematron and NemaSoft each has full corporate power and authority to execute and deliver this Agreement and each Related Agreement being executed and delivered by Nematron or NemaSoft, and to consummate the transactions contemplated hereby and thereby and perform their respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Nematron and NemaSoft each enforceable in accordance with its terms and conditions. Except for the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services and any required blue sky securities filings, neither Nematron nor NemaSoft is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (b) Organization and Qualification. Nematron and NemaSoft each is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Each of Nematron and NemaSoft is duly authorized to conduct its business and is in good standing in each jurisdiction where the failure to so qualify would have a material adverse effect on the business of Nematron or NemaSoft. The entire authorized capital stock of NemaSoft consists of 10,000,000 shares of common stock, of which one share is authorized and outstanding.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nematron or NemaSoft is subject or any provision of its articles of incorporation or bylaws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Nematron or NemaSoft is a party or by which either is bound or to which any of their assets is subject.

          (d) Nematron SEC Documents. Nematron has delivered to Intec true and complete copies of its Form 10-KSB, as amended, for the year ended September 30, 1996 and all other documents that Nematron has filed with the SEC since December 31, 1996 pursuant to the Exchange Act (the "Nematron SEC Documents").

          (e) Merger Consideration. The shares of Nematron Common Stock to be issued and delivered pursuant to this Agreement and the Merger and the shares of Nematron Common Stock to be issued upon exercise of the Warrants are duly authorized and, when issued and delivered as contemplated herein, will be duly and validly issued, fully paid and non-assessable.

          (f) Brokers' Fees. Nematron has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (g)  Events Subsequent to September 30, 1996.  Except as set forth in
Schedule 4.2(g) or as otherwise contemplated by this Agreement, since September 30, 1996, Nematron has not:

               (i) amended its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws;

               (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business or in connection with the execution and performance of this Agreement;

               (iii) entered into any material transaction other than in the ordinary course of its business, except in connection with the execution and performance of this Agreement;

               (iv) entered into any agreement or arrangement that will need to be filed as an exhibit to a report to be filed pursuant to the Exchange Act in accordance with the requirements of Regulation S-B promulgated under the Securities Act;

               (v) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of Nematron, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator, which, with respect to (a) or (b), would be required to be disclosed in a report filed by Nematron under the Exchange Act;

               (vi) suffered any damage, destruction or loss to any of the properties or assets (whether or not covered by insurance) that in the aggregate are reasonably likely to have a material adverse effect on Nematron's business or financial condition; or

               (vii) suffered any adverse changes that in the aggregate have had or are reasonably likely to have a material adverse effect on Nematron's business or financial condition.

          (h) Nasdaq Compliance. Nematron complies with each of the quantitative and non-quantitative maintenance criteria necessary to continue to be listed as a Nasdaq National Market security.

5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     5.2 Shareholders' Meeting. In order to consummate the Merger, Intec, acting through its Board of Directors, shall in accordance with its Articles of Organization and Bylaws and applicable law duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the date hereof (and in no event less than 30 days after the date hereof) for the purpose of approving and adopting this Agreement and the transactions contemplated hereby and, subject to its fiduciary duties under applicable law (as determined following consultation with counsel), include in the proxy materials distributed to holders of Intec Shares entitled to vote at such meeting the recommendation of its Board of Directors that shareholders of Intec vote in favor of the approval and use its best efforts to solicit votes and proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     5.3 Notices and Consents. Nematron, NemaSoft and Intec will give any notices to third parties, and use their best efforts to obtain any third-party authorizations, consents, or approvals required in order to consummate the transactions contemplated by this Agreement.

     5.4 Operation of Business. From the date of this Agreement until the Effective Time, Intec will operate its business and cause each Intec Subsidiary to operate its business in the Ordinary Course of Business.
Intec will use its best efforts to preserve intact the present business organizations of Intec and the Intec Subsidiaries, maintain in effect all material licenses, permits and approvals of governmental authorities necessary for the conduct of its present business and maintain its present operations, physical facilities, working conditions and relationships with lessors, suppliers, customers, clients and employees. Neither Intec nor any Intec Subsidiary will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Nematron and NemaSoft. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, Intec and the Intec Subsidiaries will not, without the prior written consent of Nematron:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) pay or declare any cash dividend, or other dividend or distribution with respect to its capital stock;

          (c) issue, transfer, sell or deliver, or commit to issue, transfer, sell or deliver, any shares of its capital stock (or any options, warrants or any rights thereto including, without limitation, any securities convertible into or exchangeable, with or without additional consideration, for such capital stock), except the issuance of shares of Intec Common Stock upon exercise of employee stock options which are outstanding on the date hereof and disclosed in
Schedule 4.1;

          (d) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification or distribution of stock dividends;

          (e) purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable for such stock, with or without additional consideration;

          (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof, or make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

          (g) incur additional indebtedness for borrowed money in excess of $10,000 in the aggregate;

          (h) adopt or materially modify any bonus, pension, profit-sharing or other compensation plan or enter into any contract of employment with any employee which is not terminable at will without cost or other liability;

          (i) adopt, enter into or amend in any material respect any collective bargaining, employment, severance or termination agreement or arrangement with any person or make any change in its key management structure, including, but not limited to, the hiring of additional employees or the termination of existing employees;

          (j) discharge or satisfy any lien or encumbrance or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except current liabilities incurred in the Ordinary Course of Business;

          (k) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance any of its assets or property;

          (l) transfer or lease any of its assets or property except in the Ordinary Course of Business;

          (m) cancel or compromise any debt or claim other than in the Ordinary Course of Business in an aggregate amount in excess of $10,000;

          (n) waive or release any rights, or settle any claim, in an aggregate amount which is in excess of $10,000;

          (o) transfer or grant any rights under any leases, licenses or other agreements, other than in the Ordinary Course of Business;

          (p) make or grant any general or individual wage or salary increase;

          (q) fail to pay or discharge its accounts payable, debts or liabilities when due;

          (r) make or enter into any contract, commitment or transaction which involves an expenditure in excess of $10,000, or renew, extend, amend or modify any contract, commitment or transaction involving in excess of $10,000, provided that Intec may renew or replace, in the Ordinary Course of Business, insurance contracts scheduled to expire prior to the Effective Time;

          (s) enter into or amend any contract, agreement or other transaction with any officer, director or shareholder of Intec or an Intec Subsidiary, or any affiliate of such an officer, director or shareholder, on terms that are less favorable than could be obtained from an unrelated third party on an arm's length basis.

     5.5 Full Access to and Provision of Information. Intec will permit Nematron and NemaSoft and their designees to have full and complete access upon reasonable notice and during normal business hours, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Intec. Intec will deliver to Nematron or NemaSoft such other documentation and information which is reasonably requested. Except as required by law or regulation, all information so obtained not otherwise public will be held in confidence.

     5.6 Notice of Developments. Upon becoming aware of such facts or circumstances, each Party will give prompt written notice to the other Parties of (a) the occurrence or failure to occur of any event the effect of which is that any representation and warranty made by such Party herein is untrue and (b) the receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. To the extent such facts or circumstances would cause a Schedule to this Agreement to become incorrect or incomplete, such Schedule shall be amended and delivered promptly to the other parties (and in any event prior to the Closing). No disclosure by any Party pursuant to this Section 5.6, however, will be deemed to amend or supplement this Agreement or the Schedules (except for notification of increases in the outstanding number of shares of Intec Common Stock due to the exercise of employee stock options outstanding on the date hereof and disclosed in Schedule 4.1), or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless such misrepresentation or breach is waived in accordance with Section 10.11.

     5.7 Exclusivity. Intec and the Shareholders agree, and Intec shall use its best efforts to cause its officers, directors, agents and shareholders, not to solicit, encourage or participate, directly or indirectly, in any manner in any discussion with, or furnish or caused to be furnished any information to, any person other than Nematron or NemaSoft in connection with, or negotiate for or otherwise pursue, the sale of Intec Shares or any rights thereto, the sale of the capital stock of any Intec Subsidiary, the sale of all or substantially all of the assets of Intec or an Intec Subsidiary or any portion of their business, or any business combination or merger of Intec with any other party prior to the termination of this Agreement pursuant to Section 9.1. Intec shall promptly inform Nematron and NemaSoft of any inquiries or proposals with respect to any of the foregoing. In the event that the agreements in this paragraph are violated by Intec, the Shareholders or Intec's officers, directors, employees, agents or shareholders, and Intec does not consummate the Merger, then, in addition to other remedies available to Nematron, Nematron shall be entitled to receive from Intec all costs and out-of-pocket expenses (including reasonable attorneys' fees and expenses related to the Merger and any related financing) which Nematron and NemaSoft may have incurred.

     5.8 WARN Act. Intec agrees that, if requested by Nematron, it shall, on behalf of Nematron and NemaSoft, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any similarly applicable state or local law. No such notices shall be given without the prior approval of Nematron.

     5.9 Press Releases and Public Announcements. Neither Intec nor the Shareholders will issue any press release or make any public announcement relating to the subject matter of this Agreement or any Related Agreement without the prior written approval of Nematron.

     5.10 Employee Benefits. Nematron and Intec shall cooperate in effecting the following treatment of the Intec Employee Benefit Plans, except as may be otherwise mutually agreed by Nematron and Intec prior to Closing.

          (a) 401(k) Plan. Immediately prior to Closing, Intec shall terminate the Intec Controls Corp. 401(k) Plan. Not later than April 1, 1997, former Intec employees who satisfy the eligibility requirements, shall be covered under the Nematron 401(k) plan with past service credit from Intec for eligibility and vesting purposes. Former Intec employees may elect to roll over their Intec 401(k) account balance into the Nematron 401(k) Plan.

          (b) Short and Long-Term Disability. Subject to insurer approval, if required, Nematron shall maintain Intec's short and long-term disability plans through December 31, 1997. Effective January 1, 1998, former Intec employees who satisfy the eligibility requirements, shall be covered under Nematron's short and long-term disability plans.

          (c) Cafeteria Plan - Medical, Dental and Flexible Spending Account. Nematron shall maintain Intec's cafeteria plan and underlying medical plan, dental plan and flexible spending account through December 31, 1997. Effective January 1, 1998, former Intec employees who satisfy the eligibility requirements, shall be covered under Nematron's cafeteria plan and underlying medical plan, dental plan and flexible spending account.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Related Agreement, each of the Parties will, to the extent permitted by law, take such further action (including the execution and delivery of such further instruments and documents and obtaining such further consents) as any other Party may request, all at the sole cost and expense of the requesting Party. Intec acknowledges and agrees that from and after the Closing, Nematron will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data in Intec's possession of any sort relating to Intec or the Intec Subsidiaries.

     6.2 Indemnification. From and after the Effective Time, to the extent legally permissible, Nematron shall indemnify, defend and hold harmless each person who is now or who becomes, prior to the Effective Time, a director of Intec against any and all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, by reason of his having been a director of Intec (including, without limitation, any claim that is based upon or arises out of the Merger or the transactions contemplated by this Agreement or the Related Agreements, and in connection with, arising out of or relating to the enforcement of the obligations of Nematron in this Section 6.2) (collectively, "Claims"), except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Intec. Except to the extent prohibited by law, expenses, including counsel fees, reasonably incurred by any such director in connection with the defense or disposition of any such action, suit or proceeding shall be paid from time to time by Nematron in advance of the final disposition thereof upon receipt of an undertaking by such director to repay the amounts so paid to Nematron if it is ultimately determined that indemnification is not required or permitted under this Section 6.2.

          (b) From and after the Effective Time, to the fullest extent permitted by law, the Surviving Corporation shall honor any obligation of Intec existing at the Effective Time with respect to the indemnification of any director, officer or employee of Intec (including such persons who serve or who have served at the request of Intec as a director, officer or trustee of another organization in which Intec has an interest) (collectively, the "indemnitees") arising out of Intec's Articles of Organization or Bylaws as if such obligations were pursuant to a contract or arrangement between the Surviving Corporation and such indemnitees.

          (c) In the event Nematron or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties or assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Nematron assume the obligations of Nematron set forth above in this
Section 6.2.

          (d) This Section 6.2 shall be construed as an agreement between Nematron and the directors of Intec and the other indemnitees described in this
Section 6.2 as unaffiliated third parties, as to which agreement such persons are intended to be third-party beneficiaries of the respective benefits conferred upon such persons by this Section 6.2.

     6.3 Option Grants. Nematron agrees to grant or cause to be granted pursuant to its 1993 Stock Option Plan, as of the date of the Effective Time, incentive stock options to purchase Nematron Shares to the persons and in the amounts listed on Schedule 6.3 at an exercise price determined in accordance with such plan.


7.   CONDITIONS TO OBLIGATIONS TO CLOSE THE MERGER.

     7.1 Conditions to Obligation of Nematron and NemaSoft to Close the Merger. The obligation of Nematron and NemaSoft to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties set forth in Section 4.1 shall be true and correct at and as of the Closing Date.

          (b) Intec and the Shareholders shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

          (c) This Agreement and the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly approved by the holders of the requisite number of the Intec Shares in accordance with applicable law and Intec's Articles of Organization and Bylaws.

          (d) The number of Intec Shares not voted in favor of the Merger and this Agreement and as to which notice has been given by the holders thereof as provided in Section 86 of the MABCL shall not constitute more than 5% of the total number of Intec Shares outstanding on the Closing Date.

          (e) Intec shall have delivered to Nematron or NemaSoft an unaudited balance sheet and related statements of operations and cash flow for the months subsequent to January 31, 1997 to the Closing Date.

          (f) Intec shall have procured all of the third party consents required in order for it to consummate the transactions contemplated by this Agreement and the Related Agreements.

          (g) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

          (h) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement, (ii) cause any of the transactions as set forth in this Agreement or any Related Agreement to be rescinded following consummation, or (iii) affect adversely the right of Intec to own its assets and to operate its business as it currently operates, and no such injunction, judgment, order, decree, ruling, or charge described in (i), (ii) and (iii) shall be in effect.

          (i) All actions to be taken by Intec and the Shareholders in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to Nematron and its counsel.

          (j) Intec and the Shareholders shall have made, or caused to be made, all of the deliveries required by Section 8.2(b).

          (k) There shall not have occurred since the date hereof any material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations or prospects of Intec or the Intec Subsidiaries.

     7.2 Conditions to Obligation of Intec to Close the Merger. The obligation of Intec to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (a) The representations and warranties set forth in Section 4.2 shall be true and correct at and as of the Closing Date.

          (b) Nematron and NemaSoft shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

          (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge described in
(i) and (ii) shall be in effect.

          (d) Nematron and NemaSoft shall have made all of the deliveries required by Section 8.2(a).


8.   CLOSING.

     8.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at such location, on such date and at such time as the Parties mutually agree at the earliest practicable time after the satisfaction or waiver of all conditions to the Merger set forth in
Article 7 herein, but in no event shall it occur later than 3 business days after the date of the meeting of Intec shareholders required to be held pursuant to Section 5.2 (the "Closing Date").

     8.2  Deliveries at the Closing.

          (a) At the Closing, Nematron or NemaSoft will deliver or cause to be delivered to Intec and the Shareholders the following:

               (i) Certified resolutions of Nematron's and NemaSoft's Board of Directors, and of Nematron as NemaSoft's sole shareholder, authorizing the execution and delivery of this Agreement, the Related Agreements to which Nematron or NemaSoft is a party and the consummation of the Merger;

               (ii) A certificate of Nematron, dated the Closing Date, signed by the President and a Vice President of Nematron, to the effect that the conditions of Section 7.2 have been fulfilled.

               (iii) The written opinion of Dykema Gossett PLLC, counsel to Nematron and NemaSoft, dated the Closing Date, in the form attached as Exhibit 8.2(a)(iii);

               (iv) The Employment and Noncompetition Agreements executed by Nematron or NemaSoft;

               (v) The Certificate of Merger and Articles of Merger executed by NemaSoft; and

               (vi)  The Registration Rights Agreement executed by Nematron.

          (b) At the Closing, Intec and the Shareholders will deliver or cause to be delivered to Nematron and NemaSoft the following:

               (i) A certificate in the form attached as Exhibit 8.2(b)(i) as to the (A) resolutions of Intec's Board of Directors and shareholders authorizing the execution and delivery of this Agreement, the Related Agreements to which Intec or the Shareholders are parties and the consummation of the Merger, (B) the authenticity of the bylaws of Intec, and (C) the incumbency of certain Intec officers;

               (ii) A certificate of Intec, dated the Closing Date, signed by the President and a Vice President of Intec and by the Shareholders, to the effect that the conditions of Section 7.1 have been fulfilled.

               (iii) The opinion of Choate, Hall & Stewart, dated the Closing Date, in the form attached as Exhibit 8.2(b)(iii);

               (iv) A copy of the Articles of Organization of Intec (certified by the Massachusetts Secretary of State) and certificates of good standing from the appropriate governmental officials stating that Intec is in good standing in Massachusetts, that each Intec Subsidiary is in good standing in its jurisdiction of incorporation, that Intec is in good standing as a foreign corporation in each jurisdiction listed in Schedule 4.1(b)(i) and that the Intec Subsidiaries are in good standing as foreign corporations in the jurisdictions listed in Schedule 4.1(b)(ii);

               (v) The Employment and Noncompetition Agreements executed by each Shareholder;

               (vi) The written resignations of all such officers and directors of Intec as may be requested by Nematron prior to Closing, effective as of the Effective Time;

               (vii) The Certificate of Merger and Articles of Merger;

               (viii) The minute books of Intec and the Intec Subsidiaries;

               (ix) An Investment Representation Letter from each holder of Intec Shares other than holders of Intec Shares not voted in favor of the Merger and this Agreement and as to which notice has been given by the holders thereof as provided in Section 86 of the MABCL;

               (x) Written assignments in recordable form of all Issued Rights and Applications;

               (xi) An agreement executed by each holder of an option, warrant or other right to acquire Intec Shares which terminates each such option, warrant or right effective immediately prior to the Effective Time;

               (xii) The Registration Rights Agreement executed by each holder of Intec Shares as of the Closing Date; and

               (xiii) Such other information, documents or instruments from Intec or the Shareholders as Nematron or NemaSoft may reasonably request for the purpose of effectuating the transactions contemplated by the Agreement and the Related Agreements.


9.   TERMINATION.

     9.1 Termination. Notwithstanding the adoption of this Agreement by the Board of Directors of Nematron, NemaSoft and Intec and the shareholders of NemaSoft and Intec, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time in any of the following ways:

          (a)  by the mutual written agreement of the Parties;

          (b)  by Nematron or NemaSoft if any of the conditions set forth in
Section 7.1 have not been satisfied at Closing and have not been waived by Nematron or NemaSoft;

          (c) by Intec if any of the conditions set forth in Section 7.2 have not been satisfied at Closing and have not been waived by Intec; or

          (d) by Intec or Nematron if the Closing Date does not occur on or before March 28, 1997; provided, that the right to terminate this Agreement under this paragraph (d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the consummation of the Merger to occur on or before such date.

A Party desiring to terminate this Agreement must give written notice of such termination to the other Parties, specifying the paragraph of this Section 9.1 pursuant to which such termination is made and the reason(s) therefor.

     9.2 Effect of Termination. Upon termination of this Agreement (and the Merger) pursuant to Section 9.1 above, this Agreement will become void, each Party will be responsible for its out-of-pocket expenses (including professional fees and expenses) and the right to terminate shall be the sole remedy for any failure of any condition of this Agreement except for a breach of Sections 5.7 or 5.9.


10.  MISCELLANEOUS.

     10.1 Representations and Warranties. The representations and warranties of the Parties shall survive until the date which is one year after the Closing.

     10.2 Complete Agreement; Amendment. This Agreement and the Related Agreements, including the Exhibits, the Schedules and other writings referred to in or delivered pursuant to or simultaneously with this Agreement, contain the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof will have any force and effect unless the same is in writing and validly executed by the Parties hereto.

     10.3 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

          (a) if to Nematron or NemaSoft, to:

              Mr. Frank G. Logan, III, President
              Nematron Corporation
              5840 Interface Drive
              Ann Arbor, Michigan  48103

          with a copy to:

              Mark A. Metz, Esq.
              Dykema Gossett PLLC
              400 Renaissance Center
              Detroit, Michigan  48243

          (b) If to Intec, to:

              Thomas W. Kraus, President
              Intec Controls Corp.
              55 West Street
              Walpole, Massachusetts 02081

          with a copy to:

              William C. Rogers, Esq.
              Choate, Hall & Stewart
              Exchange Place
              53 State Street
              Boston, Massachusetts 02109

          (c) If to the Shareholders, to:

              Thomas W. Kraus
              9 Baker Street
              Foxboro, Massachusetts 02035; and

              Robert O. Mick
              50 Desert Brook Road
              Wrentham, Massachusetts 02093

or to such other address as will be furnished in writing by any Party, and any such notice or communication will be deemed to have been given as of the date so mailed. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     10.4 Expenses. Each Party will be responsible for the payment of the fees and expenses which he or it incurs for counsel, accountants, brokers and otherwise in connection with this Agreement.

     10.5 Assignment. This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by Intec or the Shareholders without the prior written consent of Nematron; and further provided, that Nematron and/or NemaSoft may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to each other or to any direct or indirect wholly owned subsidiary of Nematron.

     10.6 Counterparts. This Agreement may be executed in counterparts, all of which together will be deemed an original of this Agreement.

     10.7 Governing Law. This Agreement will be governed by the laws of the State of Michigan without regard to its rules regarding choice of law.

     10.8 Interpretation. The titles of the Sections have been inserted as a matter of convenience and reference only and will not control or affect the meaning or construction of this Agreement. References to Sections refer to Sections of this Agreement unless otherwise stated. Words such as "herein", "hereof", "hereby" and "hereunder", and words of similar import, unless the context requires otherwise, refer to this Agreement. As used in this Agreement, the masculine feminine and neuter genders shall be deemed to include the others if the context requires.

     10.9 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References to this Agreement herein shall be construed as references to the Agreement with all Exhibits and Schedules.

     10.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     10.11 Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any waiver of any obligation contained in this Agreement is freely, knowingly and voluntarily given by each Party, without any duress or coercion, after each Party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement. No Party will be deemed to have made any waiver unless it has been made in writing and signed by the Party to be charged with having made such waiver.

     IN WITNESS WHEREOF, the Shareholders and the duly authorized officers of Nematron, NemaSoft and Intec have hereunto set their hands and delivered this Agreement as of the date and year first above written.


                                NEMATRON CORPORATION


                                By:  /s/ Frank G. Logan
                                    -------------------------
                                     Frank G. Logan, III
                                Its:  President


                                NEMASOFT, INC.


                                By:  /s/ Frank G. Logan
                                    -------------------------
                                Its:   CEO
                                    -------------------------


                                INTEC CONTROLS CORP.


                                By: /s/ Thomas W. Kraus
                                    -------------------------
                                Its:  President
                                    -------------------------


                                THOMAS W. KRAUS


                                /s/ Thomas W. Kraus
                                    -------------------------


                                ROBERT O. MICK


                                /s/ Robert O. Mick
                                    -------------------------

Schedules to the Agreement:


      4.1(a)         Governmental notices, consents, approvals
      4.1(b)(i)      List of jurisdictions in which qualified as a
                     foreign corporation and list of officers and directors
      4.1(b)(ii)     List of Intec Subsidiaries and jurisdictions where
                     qualified as a foreign corporation
       4.1(d)        Shareholders, holdings and outstanding options,
                     warrants and other rights
      4.1(f)         Audited and unaudited financial statements
      4.1(g)         Subsequent Events
      4.1(k)         Leases
      4.1(l)         Intellectual property
      4.1(m)         Exceptions to tangible assets owned
      4.1(n)         Contracts
      4.1(q)         Insurance
      4.1(t)         Employee benefits
      4.1(v)         Insider interests
      4.2(g)         Nematron subsequent events
      6.3            Option recipients

Exhibits to the Agreement:

      3.1(a)         Form of Warrant
      8.2(a)(iii)    Form of Opinion of Dykema Gossett PLLC
      8.2(a)(v)      Form of Employment and Noncompetition Agreement
      8.2(a)(vi)     Form of Registration Rights Agreement
      8.2(b)(i)      Form of Intec Certificate re: Bylaws, Resolution and
                     Incumbency
      8.2(b)(iii)    Form of Opinion of Choate Hall & Stewart
      8.2(b)(ix)     Form of Investment Representation Letter

                               AMENDMENT NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER,
                         DATED AS OF FEBRUARY 20, 1997,
            BY AND AMONG NEMATRON CORPORATION, NEMASOFT, INC., INTEC
               CONTROLS CORP., THOMAS W. KRAUS AND ROBERT O. MICK


          This Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 20, 1997, by and among Nematron Corporation, NemaSoft, Inc., Intec Controls Corp., Thomas W. Kraus and Robert O. Mick (the "Merger Agreement") is made as of this 28th day of March, 1997.

          WHEREAS, each of the parties desires to amend Section 9.1(d) of the Merger Agreement to change the date therein from March 28, 1997 to March 31, 1997; and

          WHEREAS, Section 10.2 of the Merger Agreement provides that an amendment thereof must be in writing and signed by each of the parties thereto;

          NOW THEREFORE, the parties to the Merger Agreement hereby amend
Section 9.1(d) of the Merger Agreement to change the date therein from March 28, 1997 to March 31, 1997.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and delivered this Amendment as of the date and year first above written.


                                        NEMATRON CORPORATION


                                        By: /s/ Frank G. Logan
                                            ----------------------------
                                            Frank G. Logan, III
                                        Its:  President


                                        NEMASOFT, INC.


                                        By:  /s/Frank G. Logan
                                            ----------------------------

                                        Its:  CEO
                                            ----------------------------

                                        INTEC CONTROLS CORP.


                                        By:  /s/ Thomas W. Kraus
                                            ---------------------------
                                        Its:  President
                                            ---------------------------


                                        THOMAS W. KRAUS


                                        /s/ Thomas W. Kraus
                                            ---------------------------


                                        ROBERT O. MICK


                                        /s/ Robert O. Mick
                                            ---------------------------